For Immediate Release

                                  EXHIBIT 99.1


iCAD                                                               Press Release


         iCAD, Inc. to Announce Second Quarter Earnings on July 28, 2005


NASHUA, New Hampshire - July 1, 2005 - iCAD(R), Inc. (Nasdaq:iCAD) an industry-leading provider of Computer-Aided Detection (CAD) solutions for the early identification of cancer, announced today that on July 28, 2005 it would report its financial results for the second fiscal quarter ended June 30, 2005.

The Company stated that, based upon its preliminary analysis of the results for the second fiscal quarter that ended yesterday, it expects that overall revenues for the quarter ended June 30, 2005 will be approximately $4.5 million. The reduced revenue in the second fiscal quarter is primarily due to a shift in customer demand during the quarter from the Company's higher priced, higher volume Second Look(R) 700 film-based mammography CAD systems to the Company's more affordable Second Look 300 and 200 lines of compact mammography CAD systems. In the first quarter of 2005, sales of iCAD's higher volume Second Look 700, 500 and 400 models accounted for approximately $2.1 million in revenues. The Company estimated that sales for the Second Look 700 model will account for approximately $440,000 in sales during the second quarter of 2005. The Second Look 500 and 400 models have since been discontinued. Unit sales and revenues for each of the Company's Second Look 300 and 200 models increased from the first quarter of 2005 to the second quarter.

The Company indicated that the vast majority of purchase decisions and orders for CAD systems have come very near the end of each quarter, and have required significant time and attention from iCAD's sales team to assist in the final stages of complex, clinically and scientifically driven purchase decisions. The shift from consideration of the Company's Second Look 700 product to consideration of the Company's Second Look 300 and 200 models, coupled with generally increased overall interest in acquisition of CAD solutions by moderate and smaller case volume clinics, reduced the number of overall sales in process which closed by June 30, 2005, and increased the number in which the sales process continues into the third quarter.

"A key part of iCAD's long-term business and strategic plan has been to create a market for affordable, easy-to-use CAD solutions for the early detection of breast cancer, appealing to small-to-moderate volume breast care practices which rely on X-ray film for their breast imaging, "stated W. Scott Parr, iCAD's President and CEO. "We believe this represents a great majority of today's potential CAD purchasers. We also believe a market change towards more affordable CAD solutions accessible to a larger population of potential buyers can significantly and disproportionately benefit iCAD, as the lowest cost producer and the only independent, vertically integrated manufacturer and software developer in our industry."

"Based on our initial analysis of sales in the second quarter of 2005, we have succeeded in fostering our desired market change more quickly than expected, and before we were fully prepared for it," continued Parr. "As we enter the third quarter, we have accelerated our schedule and efforts to add to iCAD's sales force. This initiative will enable us to work with resellers to better convert an increasing pipeline of identified prospective or projected buyers of iCAD solutions into iCAD purchasers. We believe this effort, coupled with other measures to increase the effectiveness of our sales program, will yield significant benefits."


About iCAD, Inc.
iCAD, Inc. is an industry-leading provider of Computer-Aided Detection (CAD) solutions that enable healthcare professionals to identify cancer and other life-threatening conditions earlier by making medical services more effective, more accessible and more affordable for patients worldwide. Recipient of Frost & Sullivan's Growth Strategy Leadership award and repeatedly recognized as offering "The Winning Combination" of Price and Performance by MD Buyline, iCAD offers a comprehensive range of high-performance, upgradeable CAD systems for the high, mid and low volume mammography markets. As the most frequently selected CAD solution for film-based and digital breast screening, iCAD is entrusted with the task of early cancer detection by almost one thousand women's healthcare centers worldwide. For more information, call +1 877 iCADnow or visit www.icadmed.com.


            "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained in this News Release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the risks of uncertainty of patent protection, the impact of supply and manufacturing constraints or difficulties, product market acceptance, possible technological obsolescence, increased competition, customer concentration and other risks detailed in the Company's other filings with the Securities and Exchange Commission. The words "believe", "demonstrate", "intend", "expect", "estimate", "anticipate", "likely", and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. The Company is under no obligation to provide any updates to any information contained in this release.

iCAD and Second Look are registered trademarks of iCAD, Inc.

    For iCAD investor relations, contact Kevin McGrath of Cameron Associates at +1 212 245 4577 or via email at kevin@cameronassoc.com.
     For all other inquires, contact Monica Pandolfi of SHIFT Communications at +1 617 681 1235 or via email at mpandolfi@shiftcomm.com.

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